Exhibit 99.1

33/F, Anlian Plaza, Jintian Rd., Futian, Shenzhen 518026 China

Tel：+86-755-88286488 Fax：+86-755-88286499

Website: www.dehenglaw.com

June 24, 2022

To: EZGO Technologies Ltd.

Building #A, Floor 2, Changzhou Institute of Dalian University of Technology,

Science and Education Town,

Wujin District, Changzhou City

Jiangsu, China 213164

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region), and are qualified to issue opinions on the laws and regulations of the PRC effective as of the date hereof (the “PRC Laws”).

We have acted as the PRC counsel for EZGO Technologies Ltd. (the “Company”) , a company incorporated under the laws of the British Virgin Islands, in connection with a registered offering (the “Offering”) of ordinary shares, preferred shares, debt securities, warrants, rights or units up to US$200,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies in one or more issuances, as set forth in the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to the Offering.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements listed in Annex B hereof (the “VIE Agreements”) and the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

In our examination of the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry:

(A)	the genuineness of all signatures, seals and chops, and the authenticity of all Documents submitted to us as originals and the conformity with originals of the Documents submitted to us as copies and the authenticity of such originals;

(B)	the Documents as submitted to us remain in full force and effect up to the date of this opinion, and have not been revoked, amended, revised, modified or supplemented as of the date of this opinion except as otherwise indicated in such Documents;

(C)	the truthfulness, accuracy, fairness and completeness of the Documents as well as all factual statements contained in the Documents;

(D)	that all information (including factual statements) provided to us by the Company and the PRC Group Entities in response to our inquiries for the purpose of this opinion is true, accurate, complete and not misleading and that the Company and the PRC Group Entities have not withheld anything in response to our inquiries that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(E)	that all parties, other than the PRC Group Entities, have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(F)	that all parties, other than the PRC Group Entities, have duly executed, delivered, performed or will duly perform their obligations under the Documents to which they are parties;

(G)	that all Governmental Authorizations and other official statement or documentation were obtained from the competent Government Authorities by lawful means in due course;

(H)	that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws. Where important facts were not independently established to us, we have relied upon certificates issued by Government Authorities and representatives of the Company with proper authority in each case; and

(I)	that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

The following terms as used in this Opinion are defined as follows:

“Government Agency”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Governmental Authorizations”	mean any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any Government Agency.

“M&A Rules”	mean the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce (now integrated into the State Administration for Market Regulation), the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange on August 8, 2006 and as amended by the Ministry of Commerce on June 22, 2009.

“PRC Authorities”	mean any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.

“PRC Group Entities”	mean any and all of the PRC Subsidiaries, the VIE as listed in Annex A-2 hereto and the respective subsidiaries of the VIE as listed in Annex A-3 hereto, and each a PRC Group Entity.

“PRC Subsidiaries”	means the subsidiaries of the Company incorporated in the PRC as listed in Annex A-1 hereto.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

“Registration Statement”	means the registration statement in Form F-3, including all amendments or supplements thereto, under the United States Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission (the “SEC”) relating to the Offering by the Company.

“WFOE”	means Changzhou EZGO Enterprise Management Co., Ltd.

“VIE”	means Jiangsu EZGO Electronic Technologies, Co., Ltd, whose shareholding structure as listed in Annex A-2 hereto.

I.	Opinions

Based on the foregoing examinations and assumptions and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.

Based on our understanding of the current PRC Laws, (i) the ownership structures of the WFOE and the VIE, currently and immediately after this Offering, does not violate any applicable PRC laws or regulations currently in effect; and (ii) each of such VIE Agreements among the WFOE, the VIE and its shareholders governed by PRC Laws, currently and immediately after giving effect to this Offering, is valid, binding and enforceable in accordance with its terms and applicable PRC Laws and, both currently and immediately after this Offering, do not and will not violate any applicable PRC laws or regulations currently in effect. As of the date of this opinion, none of the Company or the PRC Group Entities are covered by permissions requirements from the CSRC, CAC, or any other governmental agency that is required to approve the VIE’s operations, and therefore no such permission or approval has been denied. However, there are substantial uncertainties regarding the interpretation and application of the existing and future PRC Laws, and there can be no assurance that the PRC Authorities may in the future take a view that is not contrary to or otherwise different from our opinion stated above.

2.	The M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC Group Entities or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC Group Entities or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. We are of the opinion that a prior approval from the CSRC is not required for the Offering because (i) the CSRC has not issued any definitive rule or interpretation concerning whether the Offering is subject to the M&A Rules as of the date hereof; (ii) the WFOE was incorporated as a foreign-invested enterprise by means of foreign direct investment at the time of its incorporation; (iii) the Company did not acquire any equity interests or assets of a PRC company owned by its beneficial owners who are PRC Group Entities or individuals, as such terms are defined under the M&A Rules; and (iv) there is no provision in the M&A Rules that clearly classifies the VIE Agreements and arrangement as a kind of merger and acquisition transaction falling under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

3.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures,” collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), both of which have a comment period that expired on January 23, 2022. The Draft Rules Regarding Overseas Listing lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets. Among other things, if an overseas listed issuer intends to implement any follow-on offering in an overseas market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include but not limited to: (1) filing report and relevant commitments; and (2) domestic legal opinions. If the above clause is not substantially modified after the Draft Rules Regarding Overseas Listing comes into effect, we are of the opinion that none of the situations that would clearly prohibit the offering applies to the Company while it may subject the Company to additional record-filing requirement after the completion of the Offering. However, there are substantial uncertainties regarding the interpretation and application of the existing and future PRC Laws, and there can be no assurance that the PRC Authorities may in the future take a view that is not contrary to or otherwise different from our opinion stated above.

4.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list on a foreign stock exchange should also be subject to cybersecurity review by the Cyberspace Administration of China (the “CAC”). The Measures for Cybersecurity Review, among others, evaluates the potential risks of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments after the overseas listing of an operator. The procurement of network products and services, data processing activities and overseas listing should also be subject to the cybersecurity review if the CAC concerns or they potentially pose risks to national security. We are of the view that the Company not subject to the cybersecurity review by the CAC, since (i) the Measures for Cybersecurity Review is not applicable to further equity or debt offerings by companies that have completed their initial public offerings in the United States; (ii) data processed in the Company’s business does not have a bearing on national security and may not be classified as core or important data by the PRC governmental authorities. However, there can be no assurance that the PRC Authorities may take a view that is not contrary to or otherwise different from our opinion stated above.

5.	To the best of our knowledge after due inquiry, as of the date of this opinion, the PRC Group Entities have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include, but not limited to, business registration, pollutant discharge permit, construction planning permit, fire protection design review of construction project, and fire protection acceptance of construction project. The following table provides details on the licenses and permissions held by our PRC subsidiaries:

Company	License/Permission	Issuing Authority	Validity
Changzhou EZGO Enterprise Management Co., Ltd.	Business License	Market Supervision Administrative Bureau of Changzhou Wujin	June 12, 2019 -Long-term
Jiansu EZGO Energy Supply Chain Technologies Co., Ltd.	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	December 10, 2021 -Long-term
Jiangsu EZGO Electronic Technologies, Co., Ltd.	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	July 30, 2019 -Long-term
Changzhou Hengmao Power Battery Technology Co., Ltd.	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	May 5, 2014 -May 4, 2034
Changzhou Yizhiying IoT Technologies Co., Ltd.	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	August 21, 2018 -Long-term
Tianjin Dilang Technologies Co., Ltd.	Business License	Market Supervision Administrative Bureau of Tianjin Wuqing	July 2, 2019 -July 1, 2049
Tianjin Dilang Import and Export Trading Co., Ltd.	Business License	Market Supervision Administrative Bureau of Tianjin Wuqing	June 18, 2021 -June 17, 2061
Jiangsu Cenbird E-Motorcycle Technologies Co., Ltd.	Business License	Economic Development Zone Administrative Committee of Jiangsu Changzhou	May 7, 2018 -Long-term
Tianjin Jiahao Bicycle Co., Ltd.	Business License	Market Supervision Administrative Bureau of Tianjin Wuqing	September 25, 2007 - Long-term
Tianjin Jiahao Bicycle Co., Ltd.	Construction Land Planning Permit	Planning Bureau of Tianjin Wuqing	January 24, 2008 -Long-term
Tianjin Jiahao Bicycle Co., Ltd.	Environmental Protection Permit for Construction	Environmental Protection Bureau of Tianjin Wuqing	January 17, 2008-Long-term
Tianjin Jiahao Bicycle Co., Ltd.	Construction Project Planning Acceptance Certificate	Planning Bureau of Tianjin Wuqing	November 5, 2013 -Long-term
Changzhou Langyi Electronic Technologies Co., Ltd.	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	August 6, 2021 -Long-term
Jiangsu Langyi Import and Export Trading Co., Ltd.	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	December 7, 2021 - Long-term

6.	As of the date of this opinion, the Company is currently not required to obtain approval from any of the PRC central or local government and has not received any denial for listing on the U.S exchanges or offering the securities being registered to foreign investors.

7.	The transfer of funds between the PRC Group Entities are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. We are of the view that the Provisions on Private Lending Cases does not prohibit using cash generated from one PRC company to fund another PRC company’s operations.

8.	The statements set forth in the Registration Statement under the captions “Prospectus Summary” , “Risk Factors”, “Enforceability of Civil Liabilities”, and “Taxation” to the extent that they constitute matters of PRC Laws or summaries of legal matters under PRC Laws, fairly reflect the matters purported to be summarized therein in all material aspects; and did not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading in any material respect.

II.	Qualifications

This Opinion is subject to the following qualifications:

This Opinion is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Law affecting creditors’ rights.

This Opinion is subject to (i) certain equitable, legal or statutory principles in affecting the enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This Opinion only encompasses opinions on legal aspects and relates only to PRC Laws effective as of the date of this Opinion and we express no opinion as to any laws other than PRC Laws. There is no guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.

This Opinion is given for use only by the Company but not for the use by any other person or for any other purposes. Without our prior written consent, this Opinion (including its drafts or supplements) shall not, in whole or in part, be copied, reproduced or disclosed to any other person in accordance with PRC Laws, except where the disclosure of this opinion is required to be made by applicable laws or is required in order to establish a defense to any legal or regulatory proceedings or investigation, or is requested by any court, regulatory or governmental authority, in each case, (i) on a non-reliance basis and (ii) with a prior written notice provided to us unless such prior written notice is not permissible under the applicable laws or otherwise not practicable.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ DeHeng Law Offices
DeHeng Law Offices

Annex A-1: List of PRC Subsidiaries

1.	Changzhou EZGO Enterprise Management Co., Ltd. (formerly known as Changzhou Jiekai New Energy Technology Company)

2.	Changzhou Langyi Electronic Technologies Co., Ltd.

3.	Jiangsu Langyi Inport and Export Trading Co., Ltd.

4.	Jiangsu EZGO Energy Supply Chain Technologies Co., Ltd.

Annex A-2: List of VIE

1.	Jiangsu EZGO Electronic Technologies Co., Ltd. (formerly known as Jiangsu Baozhe Electric Technologies Co., Ltd.), whose shareholding structure is as follows:

No.	Name of Shareholders	Percentage of Shareholding
1.	Jianhui Ye	28.7158%
2.	Henglong Chen	15.9071%
3.	Xinyu Xingcaitong Growth II Investment Partner (Limited Partner)	9.9298%
4.	Xinyu Xingcaitong Growth I Investment Partner (Limited Partner)	6.8762%
5.	Ting Yao	6.7104%
6.	Huajian Xu	6.0000%
7.	Peiyao Jing	5.0591%
8.	Wenbin Hu	4.8000%
9.	Lina Zhong	4.5000%
10.	Xiaohai Lu	4.1800%
11.	Yihan Liu	4.0000%
12.	Yanhong Xie	1.8214%
13.	Yanwen Chen	1.5000%
Total		100%

Annex A-3: List of the Respective Subsidiaries of the VIE

1.	Changzhou Hengmao Power Battery Technology Co., Ltd.

2.	Changzhou Yizhiying IoT Technologies Co., Ltd.

3.	Jiangsu Cenbird E-Motorcycle Technologies Co., Ltd.

4.	Tianjin Jiahao Bicycle Co., Ltd.

5.	Tianjin Dilang Technologies Co., Ltd.

6.	Tianjin Dilang Import & Export Trading Co., Ltd.

Annex B: VIE Agreements

(1)	Exclusive Management Consulting and Technical Service Agreement between Jiangsu EZGO Electronic Technologies, Co., Ltd, and Changzhou EZGO Enterprise Management Co., Ltd. executed as of November 8, 2019

(2)	Proxy Agreement among Changzhou EZGO Enterprise Management Co., Ltd., Jiangsu EZGO Electronic Technologies, Co., Ltd, and its shareholders executed as of November 8, 2019

(3)	Exclusive Call Option Agreement among Changzhou EZGO Enterprise Management Co., Ltd., Jiangsu EZGO Electronic Technologies, Co., Ltd, and its shareholders executed as of November 8, 2019

(4)	Equity Pledge Agreement among Changzhou EZGO Enterprise Management Co., Ltd., Jiangsu EZGO Electronic Technologies, Co., Ltd, and its shareholders executed as of November 8, 2019. On November 28, 2019, Changzhou EZGO Enterprise Management Co., Ltd., Jiangsu EZGO Electronic Technologies, Co., Ltd, and its shareholders have completed the registration of the equity pledge with the relevant Government Agency in accordance with the PRC Property Rights Law.

(5)	Loan Agreement among Changzhou EZGO Enterprise Management Co., Ltd. and Jiangsu EZGO Electronic Technologies, Co., Ltd, executed as of November 8, 2019.

(6)	Spousal Consent Letters executed by the spouses of individual shareholders of Jiangsu EZGO Electronic Technologies, Co., Ltd, as of November 8, 2019.